Exhibit 99.3
                            FORM OF LETTER TO BROKERS

                           JACKSONVILLE BANCORP, INC.
                        76 South Laura Street, Suite 104
                           Jacksonville, Florida 32202
                               ____________, 2001

To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

      This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by
Jacksonville Bancorp, Inc., (the "Company") of an aggregate of up to 225,000 units. The Company will distribute to stockholders of record on ___________, 2001 (the "Record Date"), subscription rights to purchase units. Each unit consists of two shares of common stock and one warrant. The warrant allows a stockholder to purchase one share of common stock for $_________ until September 30, 2004 (unless extended). For every 5 shares held on the Record Date, a stockholder has been granted one subscription right to purchase one unit. A subscription right also carries the right to oversubscribe at the subscription price for additional units (subject to proration if necessary). The subscription rights are described in the enclosed Prospectus and evidenced by a subscription certificate registered in your name or in the name of your nominee.

      We are asking you to contact your clients for whom you hold shares of common stock registered in your name or in the name of your nominee to obtain instructions with respect to the subscription rights.

      Enclosed are copies of the following documents:

      1.   Prospectus;

      2. Instructions for Use of Jacksonville Bancorp, Inc., Subscription Certificate;

      3.   Warrant Agreement (included as an appendix to the prospectus);

      4. Form of Letter which may be sent to your clients for whose accounts you hold common stock registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the rights;

      5.   Form of Notice of Guaranteed Delivery; and

      6. Return envelope addressed to Investment Services Group, Independent Bankers' Bank of Florida as Subscription Agent.

      Your prompt action is requested, in order for your client, and our stockholder, to receive the benefit of this grant. The subscription rights will expire at 5:00 P.M., Eastern time, on _________, 2002 unless we extend such date. You may obtain additional copies of the enclosed materials by contacting SunTrust Bank toll free at ____________________ .

      To exercise subscription rights, a properly completed and executed Subscription Certificate and payment in full for all subscription rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus by 5:00 P.M., Eastern time, on _________, 2002 (or such later date that we specify), unless the guaranteed delivery procedures described in the Prospectus are followed. . You will be required to certify to the Subscription Agent the aggregate number of subscription rights that have been exercised and the number of units that are being subscribed for under the oversubscription privilege by each beneficial owner of subscription rights on whose behalf you are acting.

                                   Sincerely,

                                   _______________________________________
                                   Donald E. Roller, Chairman of the Board

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE APPOINTMENT OF YOU OR ANY PERSON AS AN AGENT OF JACKSONVILLE BANCORP, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.